Exhibit 99.1

iRocket, A Next-Generation Reusable Rocket Developer, To Go Public Via $400 Million Merger With Wilbur Ross-Backed BPGC Acquisition Corp.

●	iRocket plans to revolutionize space propulsion and launch through its next-generation rocket engines and launch systems that are scalable reusable, and more cost-effective

●	iRocket and BPGC, a special purpose acquisition company sponsored by The Hon. Wilbur Ross, the 39th U.S. Secretary of Commerce, have signed a Merger Agreement which values iRocket at a pre-money equity value of $400 million, before potential earnouts based on share price performance

●	One of iRocket’s prominent early-stage investors, venture capital firm Village Global, is backed by world-class visionaries including Bill Gates, Eric Schmidt, and Chairman Reid Hoffman

●	iRocket’s founder-led leadership team brings mission-proven aerospace expertise, with backgrounds spanning from the USSF, NASA, Aerojet Rocketdyne, and SpaceX – and experience in reusable rocket programs

●	The Board of Directors will be comprised of world class aerospace executives, technology leaders and high-ranking government officials, including former Rolls Royce CTO Paul Stein, former Under Secretary of the U.S. Navy Hon. Jerry MacArthur Hultin, former EVP of General Dynamics Christopher Marzilli, and former President of Northrop Grumman Space Systems Blake Larson; the Hon. Wilbur Ross is expected to join iRocket's public company board

Los Angeles, CA, and New York, NY, July 23, 2025 – Innovative Rocket Technologies Inc. (“iRocket” or the “Company”), a next-generation reusable space rocket developer, and BPGC Acquisition Corp. (“BPGC”), a special purpose acquisition company sponsored by The Hon. Wilbur Ross, the 39th U.S. Secretary of Commerce with more than 55 years of private equity and investment banking experience, and BPGC Management LP, an independent private equity firm dedicated to opportunistic buyouts and special situations transactions in the global industrials, materials and chemicals sectors, jointly announced today that they have entered into a definitive Merger Agreement and Plan of Merger dated July 22, 2025 (the “Merger Agreement”), in connection with the previously-announced letter of intent. Upon closing, the combined company will operate under the name iRocket Technologies Inc. and the parties will plan to list the combined company on Nasdaq.

“We exist to serve a bigger mission than just putting payloads in orbit,” said Asad Malik, CEO of iRocket. “This partnership with BPGC Management LP and Wilbur Ross reflects a shared vision to advance global space access and accelerate innovation in launch technology. Our reusable, high-performance vehicles are built to reduce cost per mission, increase launch cadence, responsiveness, and strengthen critical capabilities for allies and strategic partners around the world.”

“iRocket’s unique combination of proven engineering talent, reusable launch systems, and solid rocket motor (“SRM”) capability positions the Company to capture a significant share of the global launch and propulsion market," said The Hon. Wilbur Ross. "With its patented MACH-i Landing Engine technology, the team is building on years of breakthrough AI and engineering to unlock value for the industry and strengthen national security.”

“Through iRocket’s technologies and unique capabilities, it is poised to be a significant player in the more than $100 billion SRM and launch markets; we are excited to partner with iRocket’s dedicated and experienced leadership team,” said Nadim Qureshi, CEO of BPGC Acquisition Corp.

Early iRocket investor Anne Dwane, Co-Founder and General Partner of Village Global LP, (backed by Bill Gates, Eric Schmidt and Reid Hoffman), also commented, "What set iRocket apart from day one was its focus on building an end-to-end platform – proprietary engine technology and reusable vehicles to make scale possible. We’re proud to support the team as they transform the industrial backbone of space access for commercial space and defense customers alike, backed by a visionary CEO that has demonstrated resiliency.”

Investment Highlights

●	Early entry into a fast and growing space industry, which is expected to grow to over $1.8 trillion by 2035 per McKinsey[1]

●	Strong early customer momentum with over $1 billion in letters of intent and memorandum of understandings with several potential customers for national security and commercial satellites

●	iRocket’s next-generation rocket engines and launch systems are cost-effective, scalable, and reusable, enabling rapid, low-cost access to space

●	Established partnerships with the Department of Defense agencies including Airforce Research Lab and U.S. Space Systems Command; and a $1.8 million Tactical Funding Increase (“TACFI”) contract and $18 million Cooperative Research and Development Agreement (“CRADA”)

●	Favorable geopolitical, budgetary, and policy tailwinds to support long-term SRM production and defense and commercial space launches

Over $1.8 Trillion Market Opportunity by 2035

According to McKinsey, the global space economy is projected to grow to over $1.8 trillion over the next decade, up from $630 billion in 2023. This figure includes both “backbone” applications – such as those for satellites, launchers and services like broadcast or television – and “reach” applications – those for which space technology helps companies across industries generate revenues.

Similarly, the rapidly growing small satellite market is expected to launch 58,000 new satellites by 2030,2 driven in part by national security and defense programs.

However, legacy launch systems in use today are expensive, inefficient, and single-use, hindering capacity expansion and broader-scale investments. The industry is in desperate need of affordable, rapid deployment options as government and commercial customers focus on cost-efficiency and reusability to bring down wait times from years to days.

iRocket’s next-generation rocket engines and launch systems can address this issue by enabling sustainable, scalable, and fully reusable small satellite launches.

iRocket’s Differentiated Approach

iRocket’s innovative and patented engine design—powered by its successfully tested MACH-i Landing Engine technology— will enable reusable, scalable launch vehicles for rapid and cost-effective transportation to LEO and beyond.

iRocket’s Shockwave launch vehicle is uniquely designed for recovery and reuse of all of its stages. Just as airplanes fly multiple flights, iRocket will Recondition, Reload, and Relaunch™ its rockets in under 24 hours. iRocket's patented liquid rocket engines will maintain high efficiency through descent as well as ascent. iRocket’s engines will be fueled with sustainable liquid oxygen and methane, which burns cooler, imparts less stress on components, and further supports iRocket's unique 24-hour turn-around time. Being on a leading edge with its rocket engine expertise, iRocket is also developing solid rocket motors that will transform boosters, missiles, and interceptors.

iRocket's 100% reusability will enable rapid, low-cost access to space, which is essential for meeting the high-frequency, high-volume demands of LEO constellations. iRocket will dramatically reduce launch costs, while responding to customers' needs and making small satellite constellations and responsive space missions less expensive. This capability will support the growing needs of defense, commercial, and scientific customers for on-demand, tactically responsive access to space. iRocket's reusability is expected to deliver a decisive competitive edge in the new space economy, unlocking markets for iRocket that expendable or partially reusable systems cannot profitably serve.

In addition, iRocket will offer a modular, reusable propulsion system that can be integrated or co-deployed by the rapidly increasing number of LEO orbit services including space debris mitigation, inspection, deorbit, on-orbit mobility, resupply missions for space stations, lunar space missions, repositioning, and end-of-life services. Integrating a multi-purpose chip into iRocket’s upper stage further enhances strategic and commercial value by enabling in-space data collection for government, commercial, or scientific use.

Details of the Proposed Transaction:

Pursuant to the Proposed Transaction, a newly formed entity iRocket Technologies Inc. (“Holdco”) will acquire both BPGC and iRocket, forming a new combined public company. The pre-money equity value of iRocket in the Proposed Transaction is $400 million, before potential earnouts based on share price performance.

The boards of directors of BPGC and iRocket have both unanimously approved the Proposed Transaction. The Proposed Transaction is subject to satisfaction of the conditions negotiated in the Merger Agreement, including equity holder approval and other customary conditions, and is expected to be completed in the fourth quarter of 2025.

For a summary of the material terms of the transaction, as well as a copy of the Merger Agreement, please see the Current Report on Form 8-K to be filed by BPGC with the SEC available at www.sec.gov and on iRocket’s website at https://irocketusa.com/press/. Additional information about the Proposed Transaction will be described in the registration statement relating to the transaction, which Holdco and iRocket will file with the SEC.

Advisors

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC is serving as capital markets advisor and exclusive financial advisor to iRocket. Greenberg Traurig LLP is serving as legal counsel to iRocket. White & Case LLP is serving as legal counsel to BPGC. Alliance Advisors IR is serving as investor relations and public relations advisor to iRocket.

References:

1)	Space: The $1.8 trillion opportunity for global economic growth | McKinsey

2)	The Next Orbital: Low Earth Satellites and AI are Changing the Fight against Corruption | by Open Government Partnership | OGP Horizons | Medium

About iRocket

Since 2018, iRocket is transforming rapid and responsive access to space with the development of its Shockwave launch vehicle, which is uniquely designed for recovery and reuse of all of its stages. Just as airplanes fly multiple flights, we will Recondition, Reload, and Relaunch™ our rockets in under 24 hours. iRocket’s patented liquid rocket engines will maintain high efficiency through descent as well as ascent. Our engines will be fueled with sustainable liquid oxygen and methane, which burns cooler, imparts less stress on components, and further supports iRocket’s unique 24-hour turn-around time. Being on a leading edge with its rocket engine expertise, iRocket is also developing solid rocket motors that will transform boosters, missiles, and interceptors. For more about iRocket, visit www.irocketusa.com. You can also follow iRocket on LinkedIn @iRocket and on X (formerly Twitter) at @iRocketUSA @innovasad.

About BPGC Acquisition Corp.

BPGC Acquisition Corp. is a blank check company sponsored by BPGC Sponsor, LLC, whose members include BPGC Management LP and the Hon. Wilbur Ross. BPGC Management LP is an independent private equity firm dedicated to opportunistic buyouts and special situations transactions in the global industrials, materials and chemicals sectors. BPGC Management LP’s partners previously served in various leadership roles at Invesco Private Capital and WL Ross & Co., and share a deep heritage of successfully investing across multiple geographies for over 20 years. BPGC Management LP manages over $700 million in assets under management (AUM) and is headquartered in New York City.

Additional Information and Where to Find It

In connection with the Proposed Transaction, Holdco and iRocket intend to file a registration statement on Form S-4 with the SEC, which will include a proxy statement to BPGC shareholders and a prospectus for the registration of Holdco securities to be issued in connection with the Proposed Transaction (as amended from time to time, the “Registration Statement”). After the Registration Statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to the shareholders of BPGC as of a record date to be established for voting on the Proposed Transaction and will contain important information about the Proposed Transaction and related matters. Shareholders of BPGC and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents, because they will contain important information about BPGC, Holdco, iRocket and the Proposed Transaction. Shareholders and other interested persons will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other relevant materials in connection with the Proposed Transaction, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: BPGC Acquisition Corp., 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, Attn: Nadim Qureshi, Chairman, Chief Executive Officer and President. The information contained on, or that may be accessed through, the websites referenced in this communication in each case is not incorporated by reference into, and is not a part of, this communication.

BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF BPGC ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Participants in the Solicitation

BPGC, iRocket, Holdco and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of BPGC’s shareholders in connection with the Proposed Transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of BPGC’s directors and officers in BPGC’s SEC filings. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to BPGC’s shareholders in connection with the Proposed Transaction will be set forth in the proxy statement/prospectus for the Proposed Transaction when available. Information concerning the interests of the Company’s, Holdco’s and BPGC’s participants in the solicitation, which may, in some cases, be different than those of their respective equityholders generally, will be set forth in the proxy statement/prospectus relating to the Proposed Transaction when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. BPGC’s, Holdco’s and/or iRocket’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. No representations or warranties, express or implied are given in, or in respect of, this Current Report on Form 8-K. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

These forward-looking statements and factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement with respect to the Proposed Transaction, (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Proposed Transaction and definitive agreements with respect thereto; (3) the inability to complete the Proposed Transaction, including due to failure to obtain approval of the shareholders of iRocket and BPGC or other conditions to closing; (4) the inability to obtain or maintain the listing of Holdco’s shares on Nasdaq or another national securities exchange following the Proposed Transaction; (5) the ability of BPGC to become current in its SEC filings; (6) the risk that the Proposed Transaction disrupts current plans and operations as a result of the announcement and consummation of the Proposed Transaction; (7) the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the Proposed Transaction; (9) changes in applicable laws or regulations; (10) the inability of iRocket or Holdco to implement business plans, forecasts, and other expectations after the completion of the Proposed Transaction; (11) the risk that additional financing in connection with the Proposed Transaction, or additional capital needed following the Proposed Transaction to support iRocket’s or Holdco’s business or operations, may not be raised on favorable terms or at all; (12) the risk that iRocket’s signed letters of intent and memorandum of understandings may not result in definitive agreements or generate revenue; and (13) other risks and uncertainties included in documents filed or to be filed with the SEC by Holdco, iRocket and/or BPGC.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above when available and other documents filed by Holdco, iRocket and BPGC from time to time with the SEC. These filings will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. There may be additional risks that none of BPGC, Holdco or iRocket presently know, or that BPGC, Holdco, and/or iRocket currently believe are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward-looking statements in this Current Report on Form 8-K. Past performance by iRocket’s or BPGC’s management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of iRocket’s or BPGC’s management teams or businesses associated with them as indicative of future performance of an investment or the returns that Holdco, iRocket or BPGC will, or are likely to, generate going forward. None of BPGC, Holdco or iRocket undertakes any obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this communication, except as required by applicable law.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transaction and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts

Investors:

Nicholas Hresko-Staab

Vice President

Alliance Advisors

IRocketIR@allianceadvisors.com

Media:

Fatema Bhabrawala

Director

Alliance Advisors

IRocketIR@allianceadvisors.com